Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Stoke Therapeutics, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-232191 and No. 333-237345) on Form S-8 and (No. 333-239801) on Form S-3, of Stoke Therapeutics, Inc., of our report dated March 9, 2021, with respect to the consolidated balance sheets of Stoke Therapeutics, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of Stoke Therapeutics, Inc.

/s/ KPMG LLP

Boston, Massachusetts

March 9, 2021